EXHIBIT 99.01

Chegg Reports Strong Q3 2019 Financial Results and Raises Full Year 2019 Guidance
Chegg announces a 5-year textbook agreement with FedEx

SANTA CLARA, Calif., November 4, 2019 /PRNewswire/ -- Chegg, Inc. (NYSE:CHGG), a Smarter Way to Student, today reported financial results for the three months ended September 30, 2019.

“It’s been an incredible year so far for Chegg and we are delighted to report another great quarter. We delivered 27% year over year total revenue growth, driven by 2.2 million Chegg Services subscribers in Q3 2019,” said Dan Rosensweig, CEO of Chegg, Inc., “Our strategy to provide direct to student services in their academic journey continues to deliver fantastic results and we couldn’t be more excited to expand into skills-based learning with the addition of Thinkful.”

Q3 2019 Highlights:

•	Total Net Revenues of $94.2 million, an increase of 27% year-over-year

•	Chegg Services Revenues grew 28% year-over-year to $69.3 million, or 74% of total net revenues, compared to 73% in Q3 2018

•	Net Loss was $11.5 million

•	Non-GAAP Net Income was $23.8 million

•	Adjusted EBITDA was $23.1 million

•	2.2 million: number of Chegg Services subscribers, an increase of 29% year-over-year

•	138 million: total Chegg Study content views

Total net revenues include revenues from Chegg Services and Required Materials. Chegg Services primarily includes Chegg Study, Chegg Writing, Chegg Tutors, and Chegg Math Solver. Required Materials includes rental and sale of print textbooks and eTextbooks.

For more information about non-GAAP net income and adjusted EBITDA, and a reconciliation of non-GAAP net income to net loss, and adjusted EBITDA to net loss, see the sections of this press release titled “Use of Non-GAAP Measures,” “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA,” and “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Business Outlook:

Fourth Quarter 2019

•	Total Net Revenues in the range of $122 million to $124 million

•	Chegg Services Revenues in the range of $107 million to $108 million

•	Gross Margin between 77% and 78%

•	Adjusted EBITDA in the range of $43 million to $45 million

Full Year 2019

•	Total Net Revenues in the range of $407 million to $409 million

•	Chegg Services Revenues in the range of $332 million to $333 million

•	Gross Margin between 76% and 77%

•	Adjusted EBITDA in the range of $121 million to $123 million

•	Capital Expenditures in the range of $40 million to $50 million

Full Year 2020

•	Total Net Revenues of approximately $520 million with a quarterly contribution of approximately 23% in Q1 2020, 25% in Q2 2020, 22% in Q3 2020 and 30% in Q4 2020

•	Chegg Services Revenues of approximately $437 million with a quarterly contribution of approximately 23% in Q1 2020, 25% in Q2 2020, 21% in Q3 2020 and 31% in Q4 2020

•	Gross Margin of approximately 72%

•	Adjusted EBITDA of approximately $163 million with a quarterly contribution of approximately 17% in Q1 2020, 28% in Q2 2020, 11% in Q3 2020 and 44% in Q4 2020

For more information about the use of forward-looking non-GAAP measures, a reconciliation of forward-looking net loss to EBITDA and adjusted EBITDA for the fourth quarter 2019, full year 2019, and full year 2020, see the below sections of the press release titled “Use of Non-GAAP Measures,” and “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA.” We have not reconciled our 2020 quarterly adjusted EBITDA contribution guidance to net loss because we do not provide guidance on quarterly 2020 net loss or the reconciling items between adjusted EBITDA and net loss as a result of the uncertainty, timing, and the potential variability of these items. The actual amount of net loss and such reconciling items will have a significant impact on our 2020 quarterly adjusted EBITDA. Accordingly, a reconciliation of the 2020 quarterly adjusted EBITDA to net loss is not available without unreasonable effort.

An updated investor presentation and an investor data sheet can be found on Chegg’s Investor Relations website http://investor.chegg.com.

Prepared Remarks - Dan Rosensweig, CEO Chegg, Inc.

Thank you, Tracey and welcome everyone. We are delighted to report another great quarter, exceeding both our business and financial expectations, delivering 27% year-over-year revenue growth and 84% adjusted EBITDA growth. Our teams continue to execute against our key priorities, which are to meet our financial goals, expand our TAM, and invest in opportunities that leverage our reach, our student graph, and the strength of our brand. We are pleased with our performance thus far which is why we are confident to, once again, raise our 2019 guidance, which Andy will walk you through in greater detail.

We continue to see incredible growth and strength in our academic services, and we believe we can leverage all of that as we enter the skills space through the acquisition of Thinkful. After spending years analyzing the category, it was clear that skills-based learning was a natural extension of Chegg’s offerings. We chose Thinkful because it is a leader in direct to student skills-based training for some of the most in-demand jobs for the modern economy.

We have always helped students succeed on their academic journey and now we can extend our reach by helping them throughout their professional journey. Thinkful and Chegg are synergistic in that we both provide high quality, affordable, online learning, which improves students’ academic and professional outcomes. And, just like Chegg, Thinkful has a direct-to-student model, which means we will own the customer, the content, the channel, and the data. This allows us to accelerate the addition of new curriculum, increase the quality and relevance of the content, grow the business faster and more efficiently, and ultimately make it more profitable. I want to take a moment to welcome the Thinkful team in to the Chegg family of services and I will walk you through that in greater detail momentarily.

Our academic services, led by Chegg Study, continue to provide students with high-integrity, expert content, in multiple formats, to serve the growing diversity of student’s needs. As we continue to expand our offerings, we can help more students up-level from where they are to where they need to be and support them wherever they are studying in the world. Within Chegg Study our library of content now has a record 32 million proprietary expert answers, textbook solutions, and videos, which allowed students to access over 138 million content views in Q3 alone, and it just keeps adding to our moat.

In addition to helping students master their subjects, millions of students now turn to us to improve their ability to write. Chegg Writing is another powerful service, helping students learn grammar, sentence structure, check for plagiarism, and more. In Q3 alone students generated over 72 million citations and submitted over 1.2 million original papers for review.

It’s increasingly clear, as more students are trying to make their way to the middle class through higher education, that the system needs to evolve to support the needs of the modern student. Students today are more diverse than ever before. They are older, come from different socio-economic backgrounds, and have entered the system in varied states of preparedness and, for many, English is their second language. So, the need for high-quality, high-integrity, adaptive, academic services, that can support them 24 hours a day at an affordable price has never been more critical. That’s why Chegg exists. To increase access and opportunity for students.

We will continue to invest in adding more content and features to our services, and add more services to our platform, as we have with Chegg Math Solver, Chegg Prep, and Chegg Tutors. We see an opportunity to integrate these services and bundle them together, providing even more value to a significant subset of our subscribers. Our goal will always be to keep prices low but also to increase our ARPU by offering overwhelming value and a choice for our students.

As we have shared on previous calls, we have been testing an upgraded bundle, which we call Chegg Study Pack, and we are pleased with the responses we have seen from our customers. The Study Pack roll-out will focus on new customer acquisition. Given the seasonality of our business, we of course want to be careful not to interfere with our current customer base, in the middle of the school year, so the bundle will be rolled out over the course of 2020. But the largest push will be in the second half of the year, during the August/September back-to-school timeframe, and all of this is reflected in our guidance Andy will detail shortly.

Our textbook business continues to address a critical pain point for millions of students and helps us drive our brand, extend our reach, and build strong relationships with our customers. Our partnership with Ingram expires in May of next year and we are thrilled to announce today that we have an exciting new agreement with FedEx, one of the world’s premier shipping and logistics companies.

Ingram has been a wonderful partner and we want to convey our gratitude to their CEO John Ingram and his entire team. When we signed that deal with Ingram in 2014, we needed a partner who could finance the acquisition of textbooks, warehouse the product, and handle logistics, and the relationship with Ingram was a game changer for Chegg. For those of you who are new to the story, the deal with Ingram allowed us to invest in the transition of our company to become the high-growth, high-margin, digital business you see today. When we look to the future, our needs have evolved, and we wanted a provider who could serve our students better and provide world-class shipping & logistics experience, and that is why we are excited to announce our agreement with FedEx. FedEx can meet the size, scale, and speed of our business. This new agreement - in place for at least five years - will, overtime, be more cost-effective for Chegg and better serve the needs of our students, as we anticipate one-day faster delivery for over 70% of our customers.

Supporting the academic journey is essential but the facts are that 85% of students report they pursue higher education for the primary purpose of increasing their job opportunities. We have consistently said that skills-based learning, to prepare students for the workforce, is increasingly more important for the economy, for employers, for institutions, as well as the students. We feel we are uniquely positioned to deliver this service to our current customers, as well as bring in an entirely new customer base to the Chegg family. We are excited to add another high-growth service to the platform that we believe will scale in to a high-margin business overtime.

Our plan is to utilize not only our audience to expand Thinkful’s opportunities but to take advantage of our core learning assets, like chat-based tutoring and expert Q&A, to provide on-demand support, 24 hours a day, for any student in any academic and now skills-based subject. This will not only provide a better experience for students but will differentiate us similar to what we did with Chegg Study, and create a strong competitive moat.

The need for low-cost, high quality, skills-training is at an all-time high and while we are initially focused on some of the current biggest growth areas, like software, data, and digital jobs, we envision rapidly expanding our curriculum over the next several years to address the ever-changing needs of the modern workforce.
Chegg continues to move the industry to align by putting the student first. Which means to meet the needs of the modern-day learner. Our goal is to support students, whether it’s to get a degree, accreditation, or simply to get a better job in their communities.

I am proud of our team and what we have achieved over the last decade, but I am even more excited for what is ahead of us. We have stayed focused on our mission of putting students first and that has not only grown our business but is reflected in our culture. In addition to our strong business performance this quarter, we were once again honored to be named one of Fortune Magazine’s 100 Best Medium Sized Workplaces in America for 2019. I cannot thank our team enough for making Chegg such a great place to work and I’m thrilled to be a part of this incredible company.

And, with that, I will turn it over to Andy.

Prepared Remarks - Andy Brown, CFO Chegg, Inc.

Thanks Dan and good afternoon everyone.

Chegg had another great quarter with our business metrics and financials ahead of our expectations. These strong results give us the confidence to raise our guidance again for 2019. We are also providing our initial outlook for 2020, which represents continued strong growth off a much larger base and continued leverage in the model. It also includes the addition of our skills-based offering, Thinkful, and our expected changes to Required Materials as a result of the move to our new logistics partner FedEx. While we are extremely proud of what the Chegg team has already accomplished, we are even more excited about the future as we continue to increase our offerings to accelerate the time from learning to earning.

Looking at the third quarter, total revenue was $94.2 million, a 27% increase over Q3 2018, with both Required Materials and Chegg Services exceeding our expectations. This strong top line performance drove gross margins to 76%.

This resulted in adjusted EBITDA of $23.1 million, an increase of 84% over what we achieved in Q3 2018 and well above our expectations, demonstrating the continued leverage of our model at scale.

We ended the quarter with more than $1.1 billion of cash and investments. We believe the combination of our scale, balance sheet, operating model and cash flows are the strongest in the education industry. Along with our direct to student model, we believe this provides us a significant competitive advantage as the education landscape evolves and continues to move in our direction.

Before I get to the guidance, let me walk you through our expectations as we transition to our new logistics partner FedEx, which is in our outlook for 2020. As Dan mentioned, the rental landscape has changed dramatically in 3 years. Consignment and e-Textbooks, which require no capital, have become approximately 40% of Required Materials units and continue to grow, along with lower textbook prices, these factors have significantly reduced capital needs to keep a full portfolio of textbooks. During this ongoing transition, we will need to deploy small amounts of capital to own print textbooks for student rental. As a result, in 2020, we plan to spend approximately $50 million on textbook inventory, net of liquidations, and expect this number to decline dramatically in 2021 to $15 million and decrease each year thereafter, as the transition to consignment and e-Textbook continues. We expect the transition to FedEx to be complete by the end of 2020, at which time they will handle all print textbook logistics.

While the fundamentals of the Required Materials service are not expected to change, how revenue gets recognized will. Therefore, Required Materials revenue will increase in 2020 and 2021 and then likely stabilize in 2022, and we expect it to continue to operate as a breakeven service. We do not anticipate a change to our total company gross profit or adjusted EBITDA dollars as a result of this change, but it will slightly reduce gross margin. These changes have been provided in the earnings press release and the investor deck available on our IR website.

Based on the strong results from Q3, we are increasing our full year guidance for 2019.

For Q4 we now expect:

•
Total revenue between $122 and $124 million. Chegg Services revenue between $107 and $108 million, which includes approximately $2 million from Thinkful which closed on October 1st, and takes into consideration later fall semester start dates that we mentioned on the last earnings call;

•	Gross margin between 77 and 78 percent;

•	And adjusted EBITDA between $43 and $45 million, which includes a $4 million loss from Thinkful.

As a result, we are increasing our full year 2019 guidance. We now expect:

•	Total revenue between $407 and $409 million, with Chegg Services revenue between $332 and $333 million;

•	Gross margin between 76 and 77 percent;

•	And adjusted EBITDA between $121 and $123 million.

Turning to 2020:

Our initial expectation for total revenue is approximately $520 million, with Chegg Services revenue growing to approximately $437 million.  We expect Chegg Services revenue and subscriber growth rates will continue to remain closely aligned over the course of the year. We expect gross margin to be approximately 72%, slightly lower than 2019, exclusively the result of the revenue recognition and cost of revenue changes that will result from our ownership of textbooks. At the same time, we expect continued leverage in the model with adjusted EBITDA expanding to $163 million, increasing adjusted EBITDA margin 100 basis points over 2019. For those of you modeling 2020 by quarter, we have provided expected seasonality as a result of these changes in the earnings press release and the investor deck on the IR website.

In closing, we had another strong quarter in Q3. We delivered above the high end of our expectations, giving us confidence to increase full year guidance and provide a strong initial outlook for 2020. It is becoming increasingly clear that our model is the envy of the education landscape, by serving students directly with high value, low cost services, while improving their outcomes, and helping them move from learning to earning.

With that, I’ll turn the call over to the operator for your questions.

Conference Call and Webcast Information

To access the call, please dial 1-877-407-4018, or outside the U.S. +1-201-689-8471, five minutes prior to 1:30 p.m. Pacific Standard Time (or 4:30 p.m. Eastern Standard Time). A live webcast of the call will also be available at http://investor.chegg.com under the Events & Presentations menu. An audio replay will be available beginning at 4:30 p.m. Pacific Standard Time on November 4, 2019, until 8:59 p.m. Pacific Standard Time on November 11, 2019, by calling 1-844-512-2921, or outside the U.S. +1-412-317-6671, with Conference ID 13695530. An audio archive of the call will also be available at http://investor.chegg.com.

Use of Investor Relations Website for Regulation FD Purposes

Chegg also uses its media center website, http://www.chegg.com/mediacenter, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor http://www.chegg.com/mediacenter, in addition to following press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

About Chegg

Chegg puts students first. As the leading student-first connected learning platform, Chegg strives to improve the overall return on investment in education by helping students learn more in less time and at a lower cost. Chegg is a publicly held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

Use of Non-GAAP Measures

To supplement Chegg’s financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), this press release and the accompanying tables and the related earnings conference call contain non-GAAP financial measures, including adjusted EBITDA, non-GAAP operating expenses and margin, non-GAAP income from operations, non-GAAP net income, non-GAAP weighted average shares, and non-GAAP net income per share. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled, “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” and “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA.”

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Chegg defines (1) adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for textbook library depreciation expense and to exclude share-based compensation expense, other income, net, restructuring charges, acquisition-related compensation costs, and the donation from Chegg Foundation; (2) non-GAAP income from operations as income (loss) from operations excluding share-based compensation expense, amortization of intangible assets, restructuring charges, acquisition-related compensation costs, and the donation from Chegg Foundation; (3) non-GAAP income from operations margin as non-GAAP income from operations divided by total net revenues; (4) non-GAAP net income as net loss excluding share-based compensation expense, amortization of intangible assets, restructuring charges, acquisition-related compensation costs, amortization of debt discount and issuance costs, and the donation from Chegg Foundation; (5) non-GAAP weighted average shares outstanding as weighted average shares outstanding adjusted for the effect of dilutive options, restricted stock units, and shares related to our convertible senior notes; and (6) non-GAAP net income per share is defined as non-GAAP net income divided by non-GAAP weighted average shares outstanding. To the extent additional significant non-recurring items arise in the future, Chegg may consider whether to exclude such items in calculating the non-GAAP financial measures it uses.

Chegg believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Chegg’s performance by excluding items that may not be indicative of Chegg’s core business, operating results or future outlook. Chegg management uses these non-GAAP financial measures in assessing Chegg’s operating results, as well as when planning, forecasting and analyzing future periods and believes that such measures enhance investors’ overall understanding of our current financial performance. These non-GAAP financial measures also facilitate comparisons of Chegg’s performance to prior periods.

As presented in the “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” and “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA” tables below, each of the non-GAAP financial measures excludes one or more of the following items:

Share-based compensation expense.

Share-based compensation expense is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Chegg's control. As a result, management excludes this item from Chegg's internal operating forecasts and models. Management believes that non-GAAP measures adjusted for share-based compensation expense provide investors with a basis to measure Chegg's core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

Amortization of intangible assets.

Chegg amortizes intangible assets that it acquires in conjunction with business combinations, which results in non‑cash operating expenses that would not otherwise have been incurred had Chegg internally developed such intangible assets. Chegg believes excluding the accounting expense associated with acquired intangible assets from non-GAAP measures allows for a more accurate assessment of its ongoing operations.

Restructuring charges.

Restructuring charges primarily relate to expenses related to the exit of Chegg’s print coupon business, and Chegg's strategic partnership with the National Research Center for College & University Admissions. These restructuring charges are excluded from non-GAAP financial measures because they are the result of discrete events that are not considered core-operating activities. Chegg believes that it is appropriate to exclude restructuring charges from non-GAAP financial measures because it enables the comparison of period-over-period operating results from continuing operations.

Acquisition-related compensation costs.

Acquisition-related compensation costs include compensation expense resulting from the employment retention of certain key employees established in accordance with the terms of the Imagine Easy, Cogeon GmbH, WriteLab, StudyBlue, and Thinkful acquisitions. In most cases, these acquisition-related compensation costs are not factored into management's evaluation of potential acquisitions or Chegg's performance after completion of acquisitions, because they are not related to Chegg's core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related compensation costs from non-GAAP measures provides investors with a basis to compare Chegg’s results against those of other companies without the variability caused by purchase accounting.

Amortization of debt discount and issuance costs.

Under GAAP, we are required to separately account for the liability (debt) and equity (conversion option) components of our convertible senior notes that were issued in private placements 2019 and 2018. Accordingly, for GAAP purposes we are required to recognize the effective interest expense on our convertible senior notes and amortize the debt discount and issuance costs over the term of the notes. The difference between the effective interest expense and the contractual interest expense are excluded from management's assessment of our operating performance because management believes that these non-cash expenses are not indicative of ongoing operating performance. Chegg believes that the exclusion of the non-cash interest expense provides investors an enhanced view of our performance and enables the comparison of period-over-period results.

Donation from Chegg Foundation.

The donation from Chegg Foundation represents a one-time event to transfer funds to a third party, for the benefit of Chegg.org, our not for profit arm of Chegg. Chegg believes that it is appropriate to exclude the donation from Chegg Foundation from non-GAAP financial measures because it is the result of a discrete event that is not considered a core-operating activity and enables the comparison of period-over-period operating results.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which include, without limitation statements regarding Chegg's continued momentum and 2019 guidance; and those included in the investor presentation referenced above, those included in the “Prepared Remarks” sections above, and all statements about Chegg’s outlook under “Business Outlook.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “endeavor,” “will,” “should,” “future,” “transition,” “outlook” and similar expressions, as they relate to Chegg, are intended to identify forward-looking statements. These statements are not guarantees of future performance, and are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: Chegg’s ability to attract new students, increase engagement and increase monetization; Chegg’s ability to attract new students from high schools and colleges, which are populations with inherently high turnover; the ease of accessing Chegg’s offerings through search engines; the rate of adoption of Chegg’s offerings; the effect and integration of Chegg’s acquisition of Imagine Easy Solutions, Cogeon, WriteLab, StudyBlue, and Thinkful; Chegg’s ability to strategically take advantage of new opportunities to leverage the Student Graph; competitive developments, including pricing pressures and other services targeting students; Chegg’s anticipated growth of Chegg Services; Chegg’s ability to build and expand its services offerings; Chegg’s ability to develop new products and services on a cost-effective basis and to integrate acquired businesses and assets; the impact of seasonality on the business; Chegg's reputation with students and tutors; the outcome of any current litigation; Chegg’s partnership with Ingram and the parties’ ability to achieve the anticipated benefits of the partnership, including the potential impact of the economic risk-sharing arrangements between Chegg and Ingram on Chegg’s results of operations; the effect of Chegg's transition to using FedEx as its logistics partner; Chegg’s ability to effectively control operating costs; changes in Chegg’s addressable market; regulatory changes, in particular concerning privacy and marketing; changes in the education market; and general economic, political and industry conditions. All information provided in this release and in the conference call is as of the date hereof and Chegg undertakes no duty to update this information except as required by law. These and other important risk factors are described more fully in documents filed with the Securities and Exchange Commission, including Chegg’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 29, 2019 and Chegg's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019 to be filed with the Securities and Exchange Commission, and could cause actual results to vary from expectations.

CHEGG, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for number of shares and par value)
(unaudited)

	September 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$450,457	$374,664
Short-term investments	345,392	93,345
Accounts receivable, net of allowance for doubtful accounts of $31 and $229 at September 30, 2019 and December 31, 2018, respectively	13,678	12,733
Prepaid expenses	9,654	4,673
Other current assets	24,888	9,510
Total current assets	844,069	494,925
Long-term investments	340,118	16,052
Property and equipment, net	77,667	59,904
Goodwill	149,068	149,524
Intangible assets, net	20,622	25,915
Right of use assets	16,312	—
Other assets	15,836	14,618
Total assets	$1,463,692	$760,938
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$4,197	$8,177
Deferred revenue	27,457	17,418
Current operating lease liabilities	4,982	—
Accrued liabilities	52,199	34,077
Total current liabilities	88,835	59,672
Long-term liabilities
Convertible senior notes, net	887,215	283,668
Long-term operating lease liabilities	15,315	—
Other long-term liabilities	3,815	6,964
Total long-term liabilities	906,345	290,632
Total liabilities	995,180	350,304
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value – 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value 400,000,000 shares authorized; 120,668,843 and 115,500,418 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	121	116
Additional paid-in capital	894,660	818,113
Accumulated other comprehensive loss	(1,758)	(1,019)
Accumulated deficit	(424,511)	(406,576)
Total stockholders' equity	468,512	410,634
Total liabilities and stockholders' equity	$1,463,692	$760,938

CHEGG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net revenues	$94,151	$74,237	$285,422	$225,408
Cost of revenues(1)	22,164	19,918	66,017	57,926
Gross profit	71,987	54,319	219,405	167,482
Operating expenses:
Research and development(1)	36,442	29,045	101,199	80,796
Sales and marketing(1)	16,822	15,690	47,334	42,463
General and administrative(1)	23,752	20,000	70,044	57,735
Restructuring charges	28	17	97	252
Total operating expenses	77,044	64,752	218,674	181,246
(Loss) income from operations	(5,057)	(10,433)	731	(13,764)
Interest expense, net and other income, net:
Interest expense, net	(13,548)	(3,772)	(31,294)	(7,456)
Other income, net	7,751	1,209	14,571	2,667
Total interest expense, net and other income, net	(5,797)	(2,563)	(16,723)	(4,789)
Loss before provision for income taxes	(10,854)	(12,996)	(15,992)	(18,553)
Provision for income taxes	623	713	1,832	1,682
Net loss	$(11,477)	$(13,709)	$(17,824)	$(20,235)
Net loss per share, basic and diluted	$(0.10)	$(0.12)	$(0.15)	$(0.18)
Weighted average shares used to compute net loss per share, basic and diluted	120,085	114,184	118,547	112,621

(1) Includes share-based compensation expense as follows:
Cost of revenues	$96	$106	$295	$303
Research and development	5,741	4,528	15,876	12,190
Sales and marketing	1,843	1,675	5,405	4,994
General and administrative	9,185	7,509	25,779	20,016
Total share-based compensation expense	$16,865	$13,818	$47,355	$37,503

CHEGG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities
Net loss	$(17,824)	$(20,235)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	21,369	16,631
Share-based compensation expense	47,355	37,503
Loss from write-off of property and equipment	832	29
Amortization of debt discount and issuance costs	30,114	6,958
Deferred income taxes	59	(315)
Operating lease expense, net of accretion	3,284	—
Other non-cash items	(370)	51
Change in assets and liabilities:
Accounts receivable	(850)	2,409
Prepaid expenses and other current assets	(20,741)	(24,250)
Other assets	1,989	(587)
Accounts payable	(3,983)	(3,001)
Deferred revenue	10,039	11,841
Accrued liabilities	18,095	16,044
Other liabilities	(2,793)	1,589
Net cash provided by operating activities	86,575	44,667
Cash flows from investing activities
Purchases of investments	(822,869)	(113,276)
Proceeds from sale of investments	53,261	1,800
Maturities of investments	190,744	118,080
Purchases of property and equipment	(31,520)	(18,048)
Acquisition of businesses, net of cash acquired	—	(34,650)
Net cash used in investing activities	(610,384)	(46,094)
Cash flows from financing activities
Common stock issued under stock plans, net	27,723	23,463
Payment of taxes related to the net share settlement of equity awards	(91,076)	(45,669)
Proceeds from issuance of convertible senior notes, net of issuance costs	780,180	335,618
Purchase of convertible senior notes capped call	(97,200)	(39,227)
Repurchase of common stock	(20,000)	(20,000)
Net cash provided by financing activities	599,627	254,185
Net increase in cash, cash equivalents and restricted cash	75,818	252,758
Cash, cash equivalents and restricted cash, beginning of period	375,945	126,963
Cash, cash equivalents and restricted cash, end of period	$451,763	$379,721

	Nine Months Ended September 30,
	2019	2018
Supplemental cash flow data:
Cash paid during the period for:
Interest	$901	$55
Income taxes	$1,492	$1,560
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$3,847	$—
Right of use assets obtained in exchange for lease obligations:
Operating leases	$2,638	$—
Non-cash investing and financing activities:
Accrued purchases of long-lived assets	$4,452	$2,993
Issuance of common stock related to prior acquisition	$3,003	$—

	September 30,
	2019	2018
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$450,457	$379,020
Restricted cash included in other current assets	125	—
Restricted cash included in other assets	1,181	701
Total cash, cash equivalents and restricted cash	$451,763	$379,721

CHEGG, INC.
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net loss	$(11,477)	$(13,709)	$(17,824)	$(20,235)
Interest expense, net	13,548	3,772	31,294	7,456
Provision for income taxes	623	713	1,832	1,682
Depreciation and amortization expense	7,435	5,966	21,369	16,631
EBITDA	10,129	(3,258)	36,671	5,534
Share-based compensation expense	16,865	13,818	47,355	37,503
Other income, net	(7,751)	(1,209)	(14,571)	(2,667)
Restructuring charges	28	17	97	252
Acquisition-related compensation costs	2,309	3,153	6,988	7,857
Donation from Chegg Foundation	1,478	—	1,478	—
Adjusted EBITDA	$23,058	$12,521	$78,018	$48,479

CHEGG, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net revenues	$94,151	$74,237	$285,422	$225,408

Operating expenses	$77,044	$64,752	$218,674	$181,246
Share-based compensation expense	(16,769)	(13,712)	(47,060)	(37,200)
Amortization of intangible assets	(1,490)	(1,836)	(4,993)	(4,699)
Restructuring charges	(28)	(17)	(97)	(252)
Acquisition-related compensation costs	(2,309)	(3,153)	(6,988)	(7,857)
Donation from Chegg Foundation	(1,478)	—	(1,478)	—
Non-GAAP operating expenses	$54,970	$46,034	$158,058	$131,238

Operating expenses as a percent of net revenues	81.8%	87.2%	76.6%	80.4%
Non-GAAP operating expenses as a percent of net revenues	58.4%	62.0%	55.4%	58.2%

(Loss) income from operations	$(5,057)	$(10,433)	$731	$(13,764)
Share-based compensation expense	16,865	13,818	47,355	37,503
Amortization of intangible assets	1,490	1,836	4,993	4,699
Restructuring charges	28	17	97	252
Acquisition-related compensation costs	2,309	3,153	6,988	7,857
Donation from Chegg Foundation	1,478	—	1,478	—
Non-GAAP income from operations	$17,113	$8,391	$61,642	$36,547

Net loss	$(11,477)	$(13,709)	$(17,824)	$(20,235)
Share-based compensation expense	16,865	13,818	47,355	37,503
Amortization of intangible assets	1,490	1,836	4,993	4,699
Restructuring charges	28	17	97	252
Acquisition-related compensation costs	2,309	3,153	6,988	7,857
Amortization of debt discount and issuance costs	13,089	3,537	30,114	6,958
Donation from Chegg Foundation	1,478	—	1,478	—
Non-GAAP net income	$23,782	$8,652	$73,201	$37,034

Weighted average shares used to compute net loss per share	120,085	114,184	118,547	112,621
Effect of shares for stock plan activity	5,960	11,457	7,670	12,369
Effect of shares related to convertible senior notes	4,098	1,221	3,709	—
Non-GAAP weighted average shares used to compute non-GAAP net income per share	130,143	126,862	129,926	124,990

Net loss per share	$(0.10)	$(0.12)	$(0.15)	$(0.18)
Adjustments	0.28	0.19	0.71	0.48
Non-GAAP net income per share	$0.18	$0.07	$0.56	$0.30

CHEGG, INC.
RECONCILIATION OF FORWARD-LOOKING NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ending December 31, 2019	Year Ending December 31, 2019	Year Ending December 31, 2020
Net income (loss)	$5,200	$(12,700)	$(5,600)
Interest expense, net	13,600	44,900	53,900
Provision for income taxes	800	2,600	3,500
Textbook library depreciation expense	—	—	14,300
Other depreciation and amortization expense	9,300	30,700	41,800
EBITDA	28,900	65,500	107,900
Textbook library depreciation expense	—	—	(14,300)
Share-based compensation expense	17,600	65,000	78,000
Other income, net	(6,400)	(21,000)	(24,400)
Restructuring charges	—	100	—
Acquisition-related compensation costs	3,900	10,900	15,800
Donation from Chegg Foundation	—	1,500	—
Adjusted EBITDA*	$44,000	$122,000	$163,000

* Adjusted EBITDA guidance for the three months and year ending December 31, 2019 represents the midpoint of the ranges of $43 million to $45 million and $121 million to $123 million, respectively.